FIRST AMENDMENT
                                         OF
                                     GRACO INC.
                        DEFERRED COMPENSATION PLAN RESTATED



     The Graco Inc. Deferred Compensation Plan Restated ("Plan"), which was adopted and approved by the Board of Directors of Graco Inc. effective December 1, 1992, is hereby amended as follows:


1. AMENDMENT. Effective September 1, 1996, Section 2.1 of the Plan is amended to read in full as follows:

          2.1. Participation by Eligible Employees. Each employee that is classified in a salary grade level identified in Appendix B shall be eligible to become a Participant in this Plan as follows:

               (a) Any eligible employee who is employed on the Effective Date of the Plan shall became a Participant within thirty-one days after the Effective Date if the eligible employee enters into a Salary Reduction Agreement with the Employer during July or August, 1988 to be effective September 1, 1988, which provides for salary deferrals under the Plan.

               (b) Thereafter, an eligible employee shall become a Participant if, during the Annual Enrollment Period, such Participant enters into a Salary Reduction Agreement with the Employer which provides for salary deferrals under the Plan. The Annual Enrollment period shall occur during the month of December each year and any Salary Reduction Agreement shall be effective as of January 1 of the next following year applicable to Compensation earned by such Participant during such year.

               (c) Notwithstanding the provisions of Section 2.1.(b), a Participant who was scheduled to receive during 1996 a refund of excess employee contributions to the Graco Employee Investment Plan pursuant to the Employee Plans Voluntary Compliance Resolution ("VCR") with the Internal Revenue Service and a special payment of an amount equal to the employer match on the excess employee contributions may defer an amount equal to the amount of the employee contributions scheduled to be refunded plus the amount calculated for the special payment, if the Participant has executed a Special Deferred Compensation Plan Election, which shall be considered to be equivalent to a salary reduction agreement for purposes of the Plan, prior to receipt of such refund and special payment.

2.   AMENDMENT.  Effective for any amendment adopted after May 6, 1997,  Section
     7.1 of the Plan is amended to read in full as follows:

          7.1. Amendment. The Employer, hereby reserves the power to amend this Plan prospectively or retroactively or both:

          (a) In any respect by action of its Board of Directors; and

          (b) In any respect that does not materially increase the cost of the Plan or significantly alter in scope, nature or degree the benefits accruing to the Participants, by action of the Management Organization and Compensation Committee of the Board of Directors; provided, however, that no amendment shall have the effect of amending this section 7 or of reducing or cancelling the accrued rights and benefits of present Participants.

3. SAVINGS CLAUSE. Save and except as herein above expressly amended, the Plan shall continue in full force and effect.

     IN WITNESS WHEREOF, each of the parties hereto has caused these presents to be executed, all as of May 6, 1997.

                                   GRACO INC.


                                          By /s/Clyde W. Hansen
                                                Clyde W. Hansen
                                                Vice President


                                          By /s/Robert M. Mattison
                                                Robert M. Mattison
                                                Vice President